Exhibit 99

Dollar General Corporation Reports Second Quarter 2020 Results

Announces Acceleration of Key Strategic Initiatives

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 27, 2020--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2020 second quarter (13 weeks) ended July 31, 2020.

  Net Sales Increased 24.4%; Same-Store Sales Increased 18.8%
  Operating Profit Increased 80.5% to $1.0 billion
  Diluted Earnings Per Share (“EPS”) Increased 89.1% to $3.12
  Cash Flows From Operations Increased 157.2% to $2.9 billion
  $691 Million Returned to Shareholders through Share Repurchases and Cash Dividend
  Board of Directors Declares Third Quarter 2020 Cash Dividend of $0.36 per share; Increases Share Repurchase Program Authorization by $2.0 Billion

“I want to thank our associates for their exceptional work over the past several months as we continue to navigate this challenging and dynamic operating environment,” said Todd Vasos, Dollar General’s chief executive officer. “As the neighborhood general store for thousands of communities across the country, we appreciate the importance of our role in providing customers with affordable, convenient, and close-to-home access to everyday essentials. As a result of the team’s strong execution and tireless commitment to serving our customers, we are pleased to report strong second-quarter financial results.

“We continue to operate from a position of strength and are excited to announce the acceleration of several key strategic initiatives, including the rollout of DG Pickup, DG Fresh, and our Non-Consumables initiative, as well as an increase in our expected number of real estate projects for fiscal 2020. Our robust portfolio of initiatives, coupled with our expansive real estate footprint of nearly 17,000 store locations, positions us well to continue delivering value and convenience for our customers, while driving sustainable long-term growth and value for our shareholders.”

Second Quarter 2020 Highlights

Net sales increased 24.4% to $8.7 billion in the second quarter of 2020 compared to $7.0 billion in the second quarter of 2019. The net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 18.8% compared to the second quarter of 2019, driven by an increase in average transaction amount, partially offset by a decline in customer traffic. Same-store sales increased in each of the consumables, seasonal, home products and apparel categories, with the largest percentage increase in the home products category. The Company believes consumer behavior driven by COVID-19 had a significant positive effect on net sales and same-store sales.

Gross profit as a percentage of net sales was 32.5% in the second quarter of 2020 compared to 30.8% in the second quarter of 2019, an increase of 167 basis points. This gross profit rate increase was attributable to higher initial markups on inventory purchases, a greater proportion of sales coming from the non-consumables product categories, which generally have a higher gross profit rate than the consumables product category, and a reduction in markdowns as a percentage of net sales. These factors were partially offset by increased distribution and transportation costs, which were impacted by the COVID-19 pandemic in the form of increased volume and discretionary employee bonus expense. As a result of the significant increase in sales, the Company believes consumer behavior driven by COVID-19 also had a significant positive effect on gross profit dollars.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 20.4% in the second quarter of 2020 compared to 22.5% in the second quarter of 2019, a decrease of 205 basis points. Although the Company incurred certain incremental costs related to COVID-19, they were more than offset by the significant increase in net sales during the quarter as discussed above. Expenses that were lower as a percentage of net sales in the current year period include retail labor, occupancy costs, utilities, employee benefits, depreciation and amortization, and taxes and licenses. These items were partially offset by increased incentive compensation and charitable giving expenses. The second quarter of 2019 included expenses of $31.0 million, or 44 basis points, reflecting the Company’s estimate for the settlement of certain legal matters (the “Significant Legal Expenses”). SG&A in the second quarter of 2020 decreased 161 basis points as a percentage of sales compared to Adjusted SG&A of 22.1%1, which excluded the impact of the Significant Legal Expenses, in the 2019 second quarter.

Operating profit for the second quarter of 2020 increased 80.5% to $1.0 billion compared to $577.8 million in the second quarter of 2019. Operating profit for the second quarter of 2020 increased 71.3% compared to Adjusted operating profit for the second quarter of 2019 of $608.8 million1, which excluded the impact of the Significant Legal Expenses. The second quarter of 2020 included approximately $38 million of incremental investments the Company made in response to the COVID-19 pandemic. These investments included measures taken to further protect the health and safety of employees and customers, and approximately $13 million in appreciation bonuses for eligible frontline employees.

The effective income tax rate in the second quarter of 2020 was 21.5% compared to 22.9% in the second quarter of 2019. This lower effective income tax rate was primarily due to increased tax benefits associated with share-based compensation, partially offset by a lower income tax rate benefit from federal income tax credits due to higher pre-tax earnings in the 2020 period compared to the 2019 period. In addition, the tax rate in the 2020 period was lower than in the 2019 period due to increased income tax expense associated with state law changes that occurred in the 2019 period that did not reoccur in the 2020 period.

The Company reported net income of $787.6 million for the second quarter of 2020, an increase of 84.6% compared to $426.6 million in the second quarter of 2019. Diluted EPS increased 89.1% to $3.12 for the second quarter of 2020 compared to diluted EPS of $1.65 in the second quarter of 2019. Net income and diluted EPS for the second quarter of 2020 increased 74.8% and 79.3%, respectively, compared to Adjusted net income and Adjusted diluted EPS of $450.7 million1 and $1.741, respectively. Adjusted net income and Adjusted diluted EPS for the second quarter of 2019 excluded the after-tax impact of the Significant Legal Expenses of approximately $24.1 million, or $0.09 per diluted share.

1 See “Non-GAAP Disclosure” herein.

26-Week Period Highlights

For the 26-week period ended July 31, 2020, net sales increased 25.9% to $17.1 billion, compared to $13.6 billion in the comparable 2019 period. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 20.2% from the 2019 26-week period, driven by an increase in average transaction amount, partially offset by a slight decline in customer traffic. Same-store sales in the 2020 period included growth in the consumables, seasonal, home products and apparel categories, with the largest percentage increase in the home products category. The Company believes consumer behavior driven by COVID-19 had a significant positive effect on net sales and same-store sales.

Gross profit as a percentage of net sales was 31.6% in the 2020 26-week period, compared to 30.5% in the comparable 2019 period, an increase of 109 basis points. The gross profit rate increase in the 2020 period was primarily attributable to a reduction in markdowns as a percentage of net sales, higher initial markups on inventory purchases, and a greater proportion of sales coming from the non-consumables product categories, which generally have a higher gross profit rate than the consumables product category. These factors were partially offset by increased distribution costs, which were impacted by the COVID-19 pandemic in the form of increased volume and discretionary employee bonus expense. As a result of the significant increase in sales, the Company believes consumer behavior driven by COVID-19 also had a significant positive effect on gross profit dollars.

SG&A as a percentage of net sales was 20.5% in the 2020 26-week period compared to 22.5% in the comparable 2019 period, a decrease of 204 basis points. Although the Company incurred certain incremental costs related to COVID-19, they were more than offset by the significant increase in net sales during the 26-week period as discussed above. Expenses that were lower as a percentage of net sales in the 2020 period include occupancy costs, retail labor, utilities, depreciation and amortization, taxes and licenses, and employee benefits. These items were partially offset by increased incentive compensation expenses. The 2019 period included expenses of $31.0 million, or 23 basis points, relating to the Significant Legal Expenses. SG&A in the 26-week period of 2020 decreased 181 basis points as a percentage of sales compared to Adjusted SG&A of 22.3%1, which excluded the impact of the Significant Legal Expenses, in the 2019 period.

Operating profit for the 2020 26-week period grew 75.2% to $1.9 billion compared to $1.1 billion in the comparable 2019 period. Operating profit for the 2020 period increased 70.3% compared to Adjusted operating profit of $1.1 billion1, which excluded the impact of the Significant Legal Expenses, for the 2019 26-week period. The 2020 period included approximately $115 million of incremental investments the Company made in response to the COVID-19 pandemic. These investments included measures taken to further protect the health and safety of employees and customers, and approximately $73 million in appreciation bonuses for eligible frontline employees.

The effective income tax rate in the 2020 26-week period was 21.8% compared to 21.9% in the comparable 2019 period. This lower effective income tax rate was primarily due to increased tax benefits associated with share-based compensation, partially offset by a lower income tax rate benefit from federal income tax credits due to higher pre-tax earnings in the 2020 period compared to the 2019 period.

The Company reported net income of $1.4 billion for the 2020 26-week period, an increase of 77.2% compared to $811.6 million in the comparable 2019 period. Diluted EPS increased 81.8% to $5.69 for the 2020 26-week period compared to diluted EPS of $3.13 in the comparable 2019 period. Net income and diluted EPS for the 2020 period increased 72.1% and 76.7%, respectively, compared to Adjusted net income and Adjusted diluted EPS of $835.7 million1 and $3.221, respectively. Adjusted net income and Adjusted diluted EPS for the second quarter of 2019 excluded the after-tax impact of the Significant Legal Expenses of approximately $24.1 million, or $0.09 per diluted share.

Merchandise Inventories

As of July 31, 2020, total merchandise inventories, at cost, were $4.4 billion compared to $4.4 billion as of August 2, 2019, a decrease of 5.9% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 2020 26-week period were $424 million, including approximately: $162 million for improvements, upgrades, remodels and relocations of existing stores; $138 million for store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $95 million for distribution and transportation related projects; and $26 million for information systems upgrades and technology-related projects. During the 2020 26-week period, the Company opened 500 new stores, remodeled 973 stores and relocated 43 stores.

Share Repurchases

The Company resumed repurchases of its common stock under its share repurchase program during the second quarter of 2020, after temporarily suspending repurchases during the first quarter of 2020 to evaluate the implications of the COVID-19 pandemic. The Company repurchased $602 million of its common stock, or 3.2 million shares, under the share repurchase program at an average price of $188.94 per share in the second quarter of 2020. The total remaining authorization for future repurchases was $481 million at the end of the second quarter of 2020. On August 26, 2020, the Company’s Board of Directors increased the authorization under the share repurchase program by $2.0 billion. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On August 25, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.36 per share on the Company’s common stock, payable on or before October 20, 2020 to shareholders of record on October 6, 2020. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2020 Update

As noted above, the Company realized a significant sales benefit in the 26-week period ended July 31, 2020, as a result of COVID-19. In addition, since the end of the second quarter, the Company has continued to experience elevated demand in its stores. As a result, from August 1, 2020 through August 25, 2020, same-store sales increased approximately 15% as compared to the comparable timeframe in the 2019 fiscal year.

Due to the significant uncertainty that continues to exist around the severity and duration of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business, there is a lack of visibility for the remainder of 2020 with many unknowns. Because it is difficult to predict specific outcomes, the Company is not issuing updated fiscal 2020 sales or EPS guidance at this time.

However, for the 52-week fiscal year ending January 29, 2021 (“fiscal year 2020”), the Company now expects the following:

  Share repurchases of approximately $2.5 billion;
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.0 billion to $1.1 billion, compared to the range of $925 million to $975 million reiterated on May 28, 2020; and
  2,780 real estate projects, including 1,000 new store openings, 1,670 mature store remodels, and 110 store relocations, compared to its previous expectation of 2,580 real estate projects, including 1,000 new store openings, 1,500 mature store remodels, and 80 store relocations, reiterated on May 28, 2020.

Conference Call Information

The Company will hold a conference call on August 27, 2020 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13705710. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through September 24, 2020, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13705710.

Non-GAAP Disclosure

Adjusted SG&A, Adjusted operating profit, Adjusted net income and Adjusted diluted EPS, and their respective growth metrics, for the 2019 second quarter and 26-week period ended August 2, 2019 have not been derived in accordance with U.S. GAAP, but rather exclude the impact of the Significant Legal Expenses, which are associated with wage and hour and consumer/product certified class action litigation and related matters. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to SG&A, operating profit, net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2020 Update.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” ”future,” “long-term,” ”guidance,” “looking ahead,” “subject to,” “committed,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, as well as domestic and foreign economies and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, the Company’s Fresh initiative and the Company’s Fast Track initiative;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or urban areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those relating to environmental compliance, product and food safety or labeling, information security and privacy, labor and employment, employee wages, and those governing the sale of products, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, acts of violence or terrorism, and global political events;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,720 stores in 46 states as of July 31, 2020. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 31	August 2	January 31
	2020	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$2,959,604	$259,568	$240,320
Merchandise inventories	4,391,157	4,419,628	4,676,848
Income taxes receivable	36,176	61,692	76,537
Prepaid expenses and other current assets	210,471	178,250	184,163
Total current assets	7,597,408	4,919,138	5,177,868
Net property and equipment	3,520,998	3,020,406	3,278,359
Operating lease assets	9,154,789	8,405,346	8,796,183
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,931	1,200,111	1,200,006
Other assets, net	35,718	33,939	34,079
Total assets	$25,847,433	$21,917,529	$22,825,084

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,015,733	$915,075	$964,805
Accounts payable	3,400,642	2,727,079	2,860,682
Accrued expenses and other	978,567	666,251	709,156
Income taxes payable	16,246	3,310	8,362
Total current liabilities	5,411,188	4,311,715	4,543,005
Long-term obligations	4,089,001	2,574,038	2,911,993
Long-term operating lease liabilities	8,124,884	7,480,871	7,819,683
Deferred income taxes	689,893	627,765	675,227
Other liabilities	176,396	173,980	172,676
Total liabilities	18,491,362	15,168,369	16,122,584

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	217,906	224,935	220,444
Additional paid-in capital	3,381,819	3,292,902	3,322,531
Retained earnings	3,758,995	3,234,944	3,162,660
Accumulated other comprehensive loss	(2,649)	(3,621)	(3,135)
Total shareholders' equity	7,356,071	6,749,160	6,702,500
Total liabilities and shareholders' equity	$25,847,433	$21,917,529	$22,825,084

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	July 31	% of Net	August 2	% of Net
	2020	Sales	2019	Sales
Net sales	$8,684,241	100.00%	$6,981,753	100.00%
Cost of goods sold	5,866,006	67.55	4,832,817	69.22
Gross profit	2,818,235	32.45	2,148,936	30.78
Selling, general and administrative expenses	1,775,608	20.45	1,571,161	22.50
Operating profit	1,042,627	12.01	577,775	8.28
Interest expense	39,326	0.45	24,810	0.36
Income before income taxes	1,003,301	11.55	552,965	7.92
Income tax expense	215,700	2.48	126,410	1.81
Net income	$787,601	9.07%	$426,555	6.11%

Earnings per share:
Basic	$3.15		$1.65
Diluted	$3.12		$1.65
Weighted average shares outstanding:
Basic	250,281		257,793
Diluted	252,190		259,102

	For the 26 Weeks Ended
	July 31	% of Net	August 2	% of Net
	2020	Sales	2019	Sales
Net sales	$17,132,690	100.00%	$13,604,938	100.00%
Cost of goods sold	11,718,763	68.40	9,453,726	69.49
Gross profit	5,413,927	31.60	4,151,212	30.51
Selling, general and administrative expenses	3,504,516	20.46	3,061,200	22.50
Operating profit	1,909,411	11.14	1,090,012	8.01
Interest expense	69,819	0.41	50,743	0.37
Income before income taxes	1,839,592	10.74	1,039,269	7.64
Income tax expense	401,545	2.34	227,701	1.67
Net income	$1,438,047	8.39%	$811,568	5.97%

Earnings per share:
Basic	$5.73		$3.14
Diluted	$5.69		$3.13
Weighted average shares outstanding:
Basic	251,031		258,407
Diluted	252,908		259,683

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	July 31	August 2
	2020	2019
Cash flows from operating activities:
Net income	$1,438,047	$811,568
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	278,617	245,908
Deferred income taxes	14,493	8,118
Noncash share-based compensation	34,477	24,505
Other noncash (gains) and losses	6,177	4,001
Change in operating assets and liabilities:
Merchandise inventories	283,957	(321,085)
Prepaid expenses and other current assets	(27,237)	(8,516)
Accounts payable	560,918	323,217
Accrued expenses and other liabilities	273,208	58,614
Income taxes	48,245	(10,611)
Other	(3,567)	(5,198)
Net cash provided by (used in) operating activities	2,907,335	1,130,521

Cash flows from investing activities:
Purchases of property and equipment	(424,167)	(293,060)
Proceeds from sales of property and equipment	1,051	1,467
Net cash provided by (used in) investing activities	(423,116)	(291,593)

Cash flows from financing activities:
Issuance of long-term obligations	1,494,315	-
Repayments of long-term obligations	(1,037)	(525)
Net increase (decrease) in commercial paper outstanding	(425,200)	(280,700)
Borrowings under revolving credit facilities	300,000	-
Repayments of borrowings under revolving credit facilities	(300,000)	-
Costs associated with issuance of debt	(13,574)	-
Repurchases of common stock	(664,616)	(384,974)
Payments of cash dividends	(180,268)	(165,136)
Other equity and related transactions	25,445	16,488
Net cash provided by (used in) financing activities	235,065	(814,847)

Net increase (decrease) in cash and cash equivalents	2,719,284	24,081
Cash and cash equivalents, beginning of period	240,320	235,487
Cash and cash equivalents, end of period	$2,959,604	$259,568

Supplemental cash flow information:
Cash paid for:
Interest	$49,497	$50,171
Income taxes	$338,678	$230,075
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$869,137	$847,498
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$89,290	$82,055

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	July 31	August 2
	2020	2019	% Change
Consumables	$6,496,350	$5,428,005	19.7%
Seasonal	1,161,611	854,093	36.0%
Home products	586,021	375,068	56.2%
Apparel	440,259	324,587	35.6%
Net sales	$8,684,241	$6,981,753	24.4%

	For the 26 Weeks Ended
	July 31	August 2
	2020	2019	% Change
Consumables	$13,199,799	$10,641,160	24.0%
Seasonal	2,079,523	1,591,071	30.7%
Home products	1,084,303	750,781	44.4%
Apparel	769,065	621,926	23.7%
Net sales	$17,132,690	$13,604,938	25.9%

Store Activity

		For the 26 Weeks Ended
		July 31	August 2
		2020	2019

Beginning store count		16,278	15,370
New store openings		500	489
Store closings		(58)	(23)
Net new stores		442	466
Ending store count		16,720	15,836
Total selling square footage (000's)		123,601	117,160
Growth rate (square footage)		5.5%	5.4%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling General and Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income, and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Quarter Ended
	July 31		August 2
	2020	% Net Sales	2019	% Net Sales	bps Change	% Change

Net Sales	$8,684.2		$6,981.8

Selling, general and administrative expenses	$1,775.6	20.45	$1,571.2	22.50	(2.05)	13.0
Significant Legal Expenses	-	-	(31.0)	(0.44)	0.44
Adjusted selling, general and administrative expenses	$1,775.6	20.45	$1,540.2	22.06	(1.61)	15.3

Operating profit	$1,042.6	12.01	$577.8	8.28	3.73	80.5
Significant Legal Expenses	-	-	31.0	0.44	(0.44)
Adjusted operating profit	$1,042.6	12.01	$608.8	8.72	3.29	71.3

Net income	$787.6	9.07	$426.6	6.11	2.96	84.6

Significant Legal Expenses	-	-	31.0	0.44	(0.44)
Deferred tax benefit of Significant Legal Expenses	-	-	(6.9)	(0.10)	0.10
Significant Legal Expenses net of deferred tax benefit	-	-	24.1	0.35	(0.35)

Adjusted net income	$787.6	9.07	$450.7	6.46	2.61	74.8

Diluted earnings per share:
As reported	$3.12		$1.65			89.1
After-tax impact of Significant Legal Expenses	-		0.09
Adjusted	$3.12		$1.74			79.3

Weighted average diluted shares outstanding:	252.2		259.1

	For the 26 Weeks Ended
	July 31		August 2
	2020	% Net Sales	2019	% Net Sales	bps Change	% Change

Net sales	$17,132.7		$13,604.9

Selling, general and administrative expenses	$3,504.5	20.46	$3,061.2	22.50	(2.04)	14.5
Significant Legal Expenses	-	-	(31.0)	(0.23)	0.23
Adjusted selling, general and administrative expenses	$3,504.5	20.46	$3,030.2	22.27	(1.81)	15.7

Operating profit	$1,909.4	11.14	$1,090.0	8.01	3.13	75.2
Significant Legal Expenses	-	-	31.0	0.23	(0.23)
Adjusted operating profit	$1,909.4	11.14	$1,121.0	8.24	2.90	70.3

Net income	$1,438.0	8.39	$811.6	5.97	2.42	77.2

Significant Legal Expenses	-	-	31.0	0.23	(0.23)
Deferred tax benefit of Significant Legal Expenses	-	-	(6.9)	(0.05)	0.05
Significant Legal Expenses net of deferred tax benefit	-	-	24.1	0.18	(0.18)

Adjusted net income	$1,438.0	8.39	$835.7	6.14	2.25	72.1

Diluted earnings per share:
As reported	$5.69		$3.13			81.8
After-tax impact of Significant Legal Expenses	-		0.09
Adjusted	$5.69		$3.22			76.7

Weighted average diluted shares outstanding:	252.9		259.7

Contacts

Investor Contacts:
Donny Lau (615) 855-5591
Kevin Walker (615) 855-4954

Media Contacts:
Crystal Ghassemi (615) 855-5210